Exhibit 99.1


For Immediate Release



Contact:  Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com
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                     FRANKLIN CREDIT MANAGEMENT CORPORATION
                SCHEDULES THIRD QUARTER EARNINGS CONFERENCE CALL
                         FOR WEDNESDAY, NOVEMBER 9, 2005

NEW YORK, October 31, 2005 -- Franklin Credit Management Corporation (Nasdaq:
FCMC - News; the "Company") announced today that executives will host an investor conference call to discuss operating results for the third quarter and nine months ended September 30, 2005. The Company plans to report its third quarter operating results on Wednesday morning, November 9, 2005 and will host an investor conference call at 11:00 a.m. Eastern time the same day.

Shareholders and other interested parties may participate in the conference call by dialing 800-370-0898 (international/local participants dial 973-409-9260) and referencing the conference ID 6657445, a few minutes before 11:00 am EST on November 9, 2005. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=61793&s=wm&e=1155158. A replay of the call will be available through November 16, 2005 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 6657445. The call will also be archived on the Internet through February 15, 2006 at http://phx.corporate-ir.net/playerlink.zhtml?c=61793&s=wm&e=1155158.

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The company's executive offices are headquartered in New York City and its new administrative/operations office is located in Jersey City, New Jersey. Additional information on the company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ National Market under the symbol "FCMC".